UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 4, 2014

ARATANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35952	38-3826477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1901 Olathe Blvd., Kansas City, KS 66103	66103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, include area code:

(913) 951-2132

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2014, the Board of Directors (the “Board”) of Aratana Therapeutics, Inc. (the “Company”) elected (i) Laura A. Brege as a Class I director of the Company, succeeding Ronald L. Meeusen who resigned from the Board on February 4, 2014, and (ii) Merilee Raines as a Class II director of the Company. Ms. Brege and Ms. Raines have each been appointed to serve on the Audit Committee of the Board (the “Audit Committee”). Ms. Brege has been appointed as the Chairperson of the Audit Committee.

Ms. Brege and Ms. Raines will each participate in the Company’s standard compensation program for non-employee directors, including an annual retainer of $30,000, an additional annual retainer of $7,500 for Ms. Raines for service on the Audit Committee, an additional annual retainer of $15,000 for Ms. Brege for service as the Chairperson of the Audit Committee, and an initial award of options to purchase 13,237 shares of the Company’s common stock (the “Initial Award”). The Initial Award has an exercise price equal to $21.17, the fair market value of a share of the Company’s common stock on the date of grant, and will vest and become exercisable in equal installments on each of the first four anniversaries of the date of grant, subject to Ms. Brege’s and Ms. Raines’s continued service on the Board through each such vesting date. Ms. Brege and Ms. Raines have also entered into the Company’s standard indemnification agreement for directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARATANA THERAPEUTICS, INC.

Date: February 6, 2014	By:	/s/ Steven St. Peter

Steven St. Peter, M.D.
President and Chief Executive Officer